LML PAYMENT SYSTEMS

news release

LML PROVIDES NEW INTEGRATED SOFTWARE AND HOST-BASED CHECK AUTHORIZATION PROCESSING SOLUTION FOR 7-ELEVEN INC. AS NATIONAL CONVENIENCE STORE ROLLS OUT NEW INTEGRATED CASH REGISTER TERMINALS TO 2,400 STORES

REPS to Administer and Drive New Check Acceptance and Electronic Recovery Program

Plans Call for Additional Expansion to Approximately 3,000 Franchise Locations

VANCOUVER, BC and DALLAS, TX, February 19, 2002 - LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) is pleased to announce that 7-Eleven Inc. has commenced the roll-out of its new check authorization system featuring LML's proprietary retail electronic processing system transaction software "REPS" to approximately 5,000 newly activated NCR integrated cash registers located in approximately 2,400 7-Eleven stores.

Each NCR integrated cash register will communicate with LML's processing center in Scottsdale Arizona via a private wide area network effectively reducing current transaction time from 10 to 3 seconds. Utilizing a national negative database and a newly designed 7-Eleven-specific positive database featuring powerful consumer identification cross-referencing characteristics, the fully functional REPS authorization option will allow 7-Eleven management to view and adjust authorization parameters and risk criteria on a chain basis, division basis, store basis or individual cash register basis, as they choose, all in real-time. The REPS system will also allow management to view on-line real-time transactions and reports on a chain, division, store or cash register basis.

The front-end authorization system is designed to work seamlessly with both LML's electronic check re-presentment (RCK) and electronic check conversion (ECC) systems, both of which are also driven by REPS software and designed to effectively create an "end-to-end" check authorization and processing solution which includes electronic recovery of returned paper or electronic check items. The REPS authorization system was piloted in 7-Eleven stores located in Texas, California and Florida over the last three months.

"We are impressed with LML and their ability to bring a combination of customer service, management and technical expertise to our check program," said Scot Lins, 7-Eleven's Corporate Loss Prevention Director. "We were introduced to electronic checking through a very successful RCK program provided by LML. It's well known that LML is a pioneer in the ECC process where checks are converted to electronic transactions at the point-of-sale. Once we have this project completely rolled out, ECC is a technology we expect to be transitioning to in the near future," continued Lins.

"We believe the combination of full REPS functionality driving both the front-end authorization process and the back-end electronic check re-presentment process provide a risk avoidance and recovery solution previously unavailable to 7-Eleven. Naturally, robust authorization and recovery solutions working seamlessly together, play important roles in the successful electronification of checks including point-of-sale check conversion," said LML Payment Systems Corp.'s Vice-President of Payment Processing, Pete Stenhjem.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,283,366, No. 6,164,528 and No. 5,484,988 which describe electronic check processing methods. Also included in our intellectual property estate is a recently received Notice of Allowance from the United States Patent and Trademark Office for a new patent also related to electronic check processing methods.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:
Patrick H. Gaines
President and CEO
(604) 689-4440
Investor Relations: (800) 888-2260